UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 19, 2016

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On October 19, 2016, registrant issued a press release entitled “Halliburton Announces Third Quarter 2016 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES THIRD QUARTER 2016 RESULTS

HOUSTON - October 19, 2016 - Halliburton Company (NYSE:HAL) announced today results for the third quarter of 2016 of $0.01 per diluted share.
“I am pleased with our third quarter results given the devastation our industry has faced over the last two years. These results reflect the hard work and determination of our organization. While the recent cycle has provided its fair share of challenges, we out-executed even against the very high expectations we place on our organization,” said Dave Lesar, Chairman and CEO.

“Total company revenue was flat at $3.8 billion, operating income was $128 million, and cash flow from operating activities for the third quarter was in excess of $1.0 billion. These results were driven primarily by increased utilization in North America, as well as effective global cost and working capital management.

“During the quarter, North America results improved as we took advantage of the rig count growth by increasing utilization, working our surface efficiency model and relentlessly managing costs. Our North America business delivered 9% sequential revenue growth, and operating results improved by $58 million, which represents 41% incremental margins. This is a step in the right direction as we work to regain profitability in North America.

“As we look forward, we expect an increased commodity price to stimulate rig count growth. In the near term, we remain cautious around fourth quarter customer activity due to holiday and seasonal weather-related downtimes. However, it does not change our view that things are getting better for us and our customers.

“The Eastern Hemisphere continued to experience activity and pricing headwinds throughout the quarter, which was offset by our focus on cost management. As a result, revenue declined by 5%, while operating income margins increased 3%. In the Middle East/Asia region, further activity declines in Asia Pacific were coupled with pricing headwinds across the region. In Europe/Africa/CIS, declining activity in Nigeria, Angola and Continental Europe was offset by further cost management in the region.

“Latin America revenue and operating income declined by 13% and 50% respectively, as a result of declining activity levels in Mexico, Argentina and Venezuela. Latin America results continue to suffer from the effects of restricted customer budgets, delayed projects, and rig counts at historical lows. However, we maintain a long-term positive outlook on the region and expect it to recover with improved commodity prices.

“For our international business, we believe the seasonal year-end sales will be minimal and customer pricing pressure will continue; however, these will likely be offset by continued cost management. As such, we expect fourth quarter results to come in flat compared to the third quarter.

“Globally, we will continue to expand our portfolio in unconventionals, mature fields and deepwater. We believe the underlying fundamentals driving our industry are strengthening, and I am optimistic about Halliburton’s relative performance as we move into the new year,” concluded Lesar.

Geographic Regions

North America

North America revenue in the third quarter of 2016 was $1.7 billion, a 9% increase sequentially, relative to a 14% increase in average U.S. rig count. Operating results improved by $58 million, or 47% sequentially, with a loss of $66 million. The improvement in North America operating results was driven primarily by increased utilization throughout the United States land sector, and effective cost management.

International

International revenue in the third quarter of 2016 was $2.2 billion, a 6% decrease sequentially, driven primarily by a decline in drilling activity and well completions, as well as continued pricing pressure. International third quarter operating income was $241 million, a 2% decline compared to the second quarter. Margins remained relatively flat as decreased logging services and production solutions activity were partially offset by increased project management activity and continued expense reductions.

Latin America revenue in the third quarter of 2016 was $415 million, a 13% decrease sequentially, with operating income of $11 million, a 50% decrease sequentially. These declines were largely a result of reduced activity in Mexico, Argentina and Venezuela.

Europe/Africa/CIS revenue in the third quarter of 2016 was $744 million, a 6% decrease sequentially, driven by reduced activity in Nigeria and Continental Europe. Operating income of $76 million increased 19% sequentially, primarily related to our cost savings initiatives and improved pressure pumping and pipeline services profitability throughout the region. These increases were partially offset by lower drilling activity in Nigeria.

Middle East/Asia revenue in the third quarter of 2016 was $1.0 billion, a 3% decline sequentially, with operating income of $154 million, a 4% decrease. These declines were driven by reduced activity, particularly in Indonesia and Australia, and pricing pressure across the region.

Operating Segments

Completion and Production

Completion and Production (C&P) revenue in the third quarter of 2016 was $2.2 billion, an increase of $62 million, or 3%, from the second quarter of 2016, due to improved United States land stimulation activity, which drove the majority of the C&P revenue increase.

International revenue declined as a result of reduced pressure pumping services across most regions, reduced activity in the Gulf of Mexico and fewer completion tool sales in Nigeria.

C&P operating income in the third quarter was $24 million, which improved by $56 million from the second quarter of 2016 primarily as a result of increased pressure pumping activity in North America and increased pipeline and process services in Europe/Africa/CIS.

Drilling and Evaluation

Drilling and Evaluation (D&E) revenue in the third quarter of 2016 was $1.7 billion, a decrease of $64 million, or 4%, from the second quarter of 2016, while operating income declined 2% to $151 million. Revenue declines were seen across many product lines due to the low rig count, lower pricing, and customer budget constraints worldwide. Drilling activity in Mexico experienced the largest sequential decrease, which was partially offset by project management activity in Middle East/ Asia.

Selective Technology & Highlights

•
Sperry Drilling announced the release of GeoForce® Endure™ and StrataForce™ Endure™ motors, the latest additions to the drilling motor product line focused on increasing reliability in harsh drilling environments. Challenging drilling operations can cause elastomers to degrade and motors to fail, resulting in nonproductive time. The Endure motor technology is designed to overcome this with a proprietary metal helix that controls vibration and prevents overloading the stator elastomer.

•
Halliburton developed the Global Rapid Intervention Package™ (GRIP), a suite of services to help reduce costs and deployment time in the event of subsea well control events. GRIP provides well planning and well kill capabilities facilitated by the company’s global logistics infrastructure and existing product service lines. This includes both an inventory of well test packages, coiled tubing units and relief well ranging tools. In addition, GRIP features the new high temperature, 15,000 psi RapidCap™ Air-Mobile Capping Stack. RapidCap incorporates a specially designed gate valve-based system making it significantly lighter, less expensive and more mobile than options currently on the market.

•
Halliburton announced the release of the Acoustic Conformance Xaminer® (ACX) service, a technology to help operators identify and pinpoint costly wellbore leaks by analyzing sound waves that describe flow patterns in the formation and casing. The ACX service saves time by providing a continuous flow of data to the surface, allowing real-time identification of areas with possible leaks in the wellbore. The ACX service is effective in a variety of environments, including mature fields and unconventionals.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With approximately 50,000 employees, representing 140 nationalities and operations in approximately 70 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn,  and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: with respect to the Macondo well incident, final court approval of, and the satisfaction of the conditions in, Halliburton's September 2014 settlement, including the results of any appeals of rulings in the multi-district litigation; indemnification and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarter ended June 30, 2016, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	September 30		June 30
	2016	2015	2016
Revenue:
Completion and Production	$2,176	$3,200	$2,114
Drilling and Evaluation	1,657	2,382	1,721
Total revenue	$3,833	$5,582	$3,835
Operating income (loss):
Completion and Production	$24	$163	$(32)
Drilling and Evaluation	151	401	154
Corporate and other	(47)	(58)	(60)
Baker Hughes related costs and termination fee (a)	—	(82)	(3,519)
Impairments and other charges (b)	—	(381)	(423)
Total operating income (loss)	128	43	(3,880)
Interest expense, net (c)	(141)	(99)	(196)
Other, net	(39)	(34)	(31)
Loss before income taxes	(52)	(90)	(4,107)
Income tax benefit	59	37	902
Net income (loss)	$7	$(53)	$(3,205)
Net income attributable to noncontrolling interest	(1)	(1)	(3)
Net income (loss) attributable to company	$6	$(54)	$(3,208)

Basic and diluted net income (loss) per share	$0.01	$(0.06)	$(3.73)
Basic weighted average common shares outstanding	862	855	860
Diluted weighted average common shares outstanding	864	855	860

(a) Includes a $3.5 billion termination fee recognized in the three months ended June 30, 2016.
(b) For further details of impairments and other charges for the three months ended September 30, 2015 and June 30, 2016, see Footnote Table 1.
(c) Includes $41 million of debt redemption fees and associated expenses in the three months ended June 30, 2016 related to the $2.5 billion of debt mandatorily redeemed during the second quarter, as well as interest expense associated with the $7.5 billion debt issued in late 2015.

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Loss from Continuing Operations to Adjusted Loss from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended September 30
	2016	2015
Revenue:
Completion and Production	$6,614	$10,890
Drilling and Evaluation	5,252	7,661
Total revenue	$11,866	$18,551
Operating income (loss):
Completion and Production	$22	$938
Drilling and Evaluation	546	1,107
Corporate and other	(153)	(198)
Baker Hughes related costs and termination fee (a)	(4,057)	(203)
Impairments and other charges	(3,189)	(1,895)
Total operating loss	(6,831)	(251)
Interest expense, net (b)	(502)	(311)
Other, net (c)	(117)	(281)
Loss from continuing operations before income taxes	(7,450)	(843)
Income tax benefit	1,836	207
Loss from continuing operations	(5,614)	(636)
Loss from discontinued operations, net	(2)	(5)
Net loss	$(5,616)	$(641)
Net (income) loss attributable to noncontrolling interest	2	(2)
Net loss attributable to company	$(5,614)	$(643)
Amounts attributable to company shareholders:
Loss from continuing operations	$(5,612)	$(638)
Loss from discontinued operations, net	(2)	(5)
Net loss attributable to company	$(5,614)	$(643)
Basic loss per share attributable to company shareholders:
Loss from continuing operations	$(6.53)	$(0.75)
Loss from discontinued operations, net	—	(0.01)
Net loss per share	$(6.53)	$(0.76)
Diluted loss per share attributable to company shareholders:
Loss from continuing operations	$(6.53)	$(0.75)
Loss from discontinued operations, net	—	(0.01)
Net loss per share	$(6.53)	$(0.76)
Basic weighted average common shares outstanding	860	852
Diluted weighted average common shares outstanding	860	852

(a) During the nine months ended September 30, 2016, we recognized a $3.5 billion termination fee and an aggregate $464 million of charges for the reversal of assets held for sale accounting effective March 31, 2016.

(b) For the nine months ended September 30, 2016, includes $41 million of debt redemption fees and associated expenses related to the $2.5 billion of debt mandatorily redeemed during the second quarter, as well as interest expense associated with the $7.5 billion debt issued in late 2015.

(c) Includes a foreign currency loss of $199 million due to a currency devaluation in Venezuela in the nine months ended September 30, 2015.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	September 30	December 31
	2016	2015
Assets
Current assets:
Cash and equivalents	$3,289	$10,077
Receivables, net	4,360	5,317
Inventories	2,475	2,993
Prepaid income taxes	703	527
Other current assets	933	1,156
Total current assets	11,760	20,070

Property, plant and equipment, net	8,741	12,117
Goodwill	2,383	2,385
Deferred income taxes	1,944	552
Other assets	1,927	1,818
Total assets	$26,755	$36,942

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,543	$2,019
Accrued employee compensation and benefits	535	862
Liabilities for Macondo well incident	369	400
Current maturities of long-term debt	152	659
Other current liabilities	1,032	1,397
Total current liabilities	3,631	5,337

Long-term debt	12,163	14,687
Employee compensation and benefits	449	479
Other liabilities	786	944
Total liabilities	17,029	21,447

Company shareholders’ equity	9,682	15,462
Noncontrolling interest in consolidated subsidiaries	44	33
Total shareholders’ equity	9,726	15,495
Total liabilities and shareholders’ equity	$26,755	$36,942

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Nine Months Ended
	September 30
	2016	2015
Cash flows from operating activities:
Net loss	$(5,616)	$(641)
Adjustments to reconcile net loss to cash flows from operating activities:
Impairments and other charges	3,189	1,895
Deferred income tax benefit, continuing operations	(1,511)	(411)
Depreciation, depletion and amortization	1,117	1,433
Working capital (a)	609	904
Tax refund (b)	430	—
Payment related to the Macondo well incident	(33)	(333)
Other	(947)	(826)
Total cash flows provided by (used in) operating activities (c)	(2,762)	2,021

Cash flows from investing activities:
Capital expenditures	(625)	(1,748)
Proceeds from sales of property, plant and equipment	176	133
Other investing activities	(73)	(109)
Total cash flows used in investing activities	(522)	(1,724)

Cash flows from financing activities:
Payments on long-term borrowings	(3,149)	(8)
Dividends to shareholders	(465)	(460)
Other financing activities	163	146
Total cash flows used in financing activities	(3,451)	(322)

Effect of exchange rate changes on cash	(53)	(17)
Decrease in cash and equivalents	(6,788)	(42)
Cash and equivalents at beginning of period	10,077	2,291
Cash and equivalents at end of period	$3,289	$2,249
(a) Working capital includes receivables, inventories and accounts payable.
(b) We received $430 million in U.S. tax refunds during the third quarter of 2016 primarily as a result of our carry back of net operating losses we recognized in previous periods.
(c) Includes a $3.5 billion termination fee paid to Baker Hughes during the second quarter of 2016.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30		June 30
Revenue	2016	2015	2016
By operating segment:
Completion and Production	$2,176	$3,200	$2,114
Drilling and Evaluation	1,657	2,382	1,721
Total revenue	$3,833	$5,582	$3,835

By geographic region:
North America	$1,658	$2,488	$1,516
Latin America	415	739	476
Europe/Africa/CIS	744	1,021	795
Middle East/Asia	1,016	1,334	1,048
Total revenue	$3,833	$5,582	$3,835

Operating Income (Loss)
By operating segment:
Completion and Production	$24	$163	$(32)
Drilling and Evaluation	151	401	154
Total	175	564	122
Corporate and other	(47)	(58)	(60)
Baker Hughes related costs and termination fee	—	(82)	(3,519)
Impairments and other charges	—	(381)	(423)
Total operating income (loss)	$128	$43	$(3,880)

By geographic region:
North America	$(66)	$8	$(124)
Latin America	11	108	22
Europe/Africa/CIS	76	150	64
Middle East/Asia	154	298	160
Total	$175	$564	$122

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Nine Months Ended September 30
Revenue	2016	2015
By operating segment:
Completion and Production	$6,614	$10,890
Drilling and Evaluation	5,252	7,661
Total revenue	$11,866	$18,551

By geographic region:
North America	$4,968	$8,701
Latin America	1,432	2,455
Europe/Africa/CIS	2,317	3,213
Middle East/Asia	3,149	4,182
Total revenue	$11,866	$18,551

Operating Income (Loss)
By operating segment:
Completion and Production	$22	$938
Drilling and Evaluation	546	1,107
Total	568	2,045
Corporate and other	(153)	(198)
Baker Hughes related costs and termination fee	(4,057)	(203)
Impairments and other charges	(3,189)	(1,895)
Total operating loss	$(6,831)	$(251)

By geographic region:
North America	$(229)	$417
Latin America	81	342
Europe/Africa/CIS	197	400
Middle East/Asia	519	886
Total	$568	$2,045

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2016
As reported operating income (loss)	$43	$(3,880)

Impairments and other charges:
Fixed asset impairments	154	92
Severance costs	96	126
Inventory write-downs	64	64
Intangible asset impairments	37	—
Venezuela promissory note loss	—	148
Other	30	(7)
Total Impairments and other charges	381	423

Baker Hughes related costs and termination fee	82	3,519

Adjusted operating income (a)	$506	$62

(a)
Management believes that operating income (loss) adjusted for impairments and other charges and Baker Hughes related costs and termination fee for the three months ended September 30, 2015 and June 30, 2016 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income (loss) without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total Impairments and other charges" and "Baker Hughes related costs and termination fee" for the three months ended September 30, 2015 and June 30, 2016.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Loss from Continuing Operations to
Adjusted Loss from Continuing Operations
(Millions of dollars and shares except per share data)
(Unaudited)

Three Months Ended
June 30, 2016
As reported loss from continuing operations attributable to company	$(3,208)

Baker Hughes related costs and termination fee (a)	3,519
Impairments and other charges (a)	423
Debt mandatory redemption fee and expenses (a)	41
Total adjustments, before taxes	3,983
Income tax benefit (b)	(896)
Total adjustments, net of tax	$3,087

Adjusted loss from continuing operations attributable to company	$(121)

Diluted weighted average common shares outstanding	860

As reported loss from continuing operations per diluted share (c)	$(3.73)
Adjusted loss from continuing operations per diluted share (c)	$(0.14)

(a)
Management believes that income (loss) from continuing operations adjusted for Baker Hughes related costs and termination fee, impairments and other charges, and debt mandatory redemption fee and expenses is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income (loss) from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these items. Adjusted loss from continuing operations attributable to company is calculated as: “As reported loss from continuing operations attributable to company” plus "Total adjustments, net of tax" for the three months ended June 30, 2016.

(b)
Represents the tax effects of the aggregate adjustments during the period. Additionally, includes approximately $486 million of discrete tax adjustments recorded during the second quarter of 2016, primarily relating to deferred tax expenses associated with Halliburton's decision that it now may not permanently reinvest some of its foreign earnings, and tax expenses associated with the inability to utilize certain tax deductions resulting from the carryback of net operating losses to prior tax periods.

(c)
As reported loss from continuing operations per diluted share is calculated as: "As reported loss from continuing operations attributable to company" divided by "Diluted weighted average common shares outstanding." Adjusted loss from continuing operations per diluted share is calculated as: "Adjusted loss from continuing operations attributable to company" divided by "Diluted weighted average common shares outstanding."

Conference Call Details
Halliburton will host a conference call on Wednesday, October 19, 2016, to discuss the third quarter 2016 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (866) 854-3163 within North America or (973) 935-8679 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (888) 266-2081 within North America or (703) 925-2533 outside of North America, using the passcode 1675143.

###

CONTACTS

For Investors:
Lance Loeffler
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	October 19, 2016	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary